Exhibit 1

This news release contains forward-looking statements. For a description of the related risk factors and assumptions, please see the section entitled “Caution Concerning Forward-Looking Statements” later in this news release.

Bell announces first Sustainability Bond Offering

A first for Canadian telecom, public offering supports Bell’s commitment to lead in environmental, social and governance standards

MONTRÉAL, May 25, 2021 – Bell Canada today announced the public offering in Canada of Cdn $500 million aggregate principal amount of MTN Debentures pursuant to its medium term notes (MTN) program. The Cdn $500 million 2.20% MTN Debentures, Series M-56, will be dated May 28, 2021, will mature on May 29, 2028, and will be issued at a price of Cdn $99.877 per $100 principal amount for a yield to maturity of 2.219%. The MTN Debentures will be fully and unconditionally guaranteed by BCE Inc.

The issue of the Series M-56 MTN Debentures will be Bell’s first Sustainability Bond offering and mark a major milestone in BCE’s new Sustainable Financing Framework announced April 29, 2021. Under the Framework, Bell will provide ongoing reporting and transparency to investors and other stakeholders, including annual updates on allocation and impact metrics until an amount equal to the net proceeds of a sustainable financing are fully allocated to eligible green and/or social projects.

This Sustainability Bond offering supports Bell’s commitment to environmental, social and governance (ESG) leadership and our goal to advance how Canadians connect with each other and the world. Bell intends to use an amount equal to the net proceeds from this offering to finance or re-finance, in whole or in part, new and/or existing green and social eligible investments as set out in the Framework.

A first for the Canadian telecommunications industry, Bell’s Sustainability Bond builds on Bell’s status as the first North American communications company to achieve ISO 50001 certification for energy management and Bell’s plan to be carbon neutral across its operations in 2025. Bell is consistently ranked as one of Canada’s greenest employers and most sustainable operators.

Sustainalytics, a global leader in providing ESG research and analysis, issued a second party opinion confirming that the Framework aligns with the International Capital Markets Association’s Green and Social Bond Principles and Sustainability Bond Guidelines, along with the Loan Market Association’s and the Loan Syndications and Trading Association’s Green Loan Principles. A copy of BCE’s Sustainable Financing Framework, the second party opinion from Sustainalytics and further information on our sustainability strategy can be found at BCE.ca.

The Series M-56 MTN Debentures are being publicly offered in all provinces of Canada through a syndicate of agents. Closing of the offering of these MTN Debentures is expected to occur on May 28, 2021, subject to customary closing conditions.

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This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Series M-56 MTN Debentures have not been and will not be registered under the U.S. Securities Act of 1933, as amended (U.S. Securities Act), or any state securities laws and may not be offered or sold in the United States or to or for the account or benefit of U.S. persons (as defined in Regulation S under the U.S. Securities Act).

The Series M-56 MTN Debentures are being issued pursuant to a short form base shelf prospectus dated November 16, 2020 and a prospectus supplement dated March 11, 2021. Bell will file a pricing supplement relating to this issue with the securities regulatory authorities in all provinces of Canada.

About Bell

The Bell team builds world-leading broadband wireless and fibre networks, provides innovative mobile, TV, Internet and business communications services and delivers the most compelling content with premier television, radio, out of home and digital media brands. With a goal to advance how Canadians connect with each other and the world, Bell serves more than 22 million consumer and business customer connections across every province and territory. Founded in Montréal in 1880, Bell is wholly owned by BCE Inc. (TSX, NYSE: BCE). To learn more, please visit Bell.ca or BCE.ca.

Bell supports the social and economic prosperity of our communities with a commitment to the highest environmental, social and governance (ESG) standards. We measure our progress in increasing environmental sustainability, achieving a diverse and inclusive workplace, leading data governance and protection, and building stronger and healthier communities. This includes confronting the challenge of mental illness with the Bell Let’s Talk initiative, which drives mental health awareness and action with programs like the annual Bell Let’s Talk Day and Bell funding for community care, research and workplace programs nationwide all year round.

Media inquiries:

Marie-Eve Francoeur

514-391-5263

marie-eve.francoeur@bell.ca

@Bell_News

Investor inquiries:

Richard Bengian

514-786-8219

richard.bengian@bell.ca

Caution Concerning Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, including, but not limited to, statements relating to the expected timing and completion of the proposed sale of MTN Debentures, the intended use of an amount equal to the net proceeds of such sale, certain ESG objectives and other statements that are not historical facts. All such forward-looking statements are made pursuant to the “safe harbour” provisions of applicable Canadian securities laws and of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements, by their very nature, are subject to inherent risks and uncertainties and are based on several assumptions, both general and specific, which give rise to the possibility that actual results or events could differ materially from our expectations expressed in or implied by such forward-looking statements. These statements are not guarantees of future performance or events and we caution you against relying on any of these forward-looking statements. The forward-looking statements contained in this news release describe our expectations at the date of this news release and, accordingly, are subject to change after such date. Except as may be required by applicable securities laws, we do not undertake any obligation to update or revise any forward-looking statements contained in this news release, whether as a result of new information, future events or otherwise. Forward-looking statements are provided herein for the purpose of giving information about the proposed offering referred to above. Readers are cautioned that such information may not be appropriate for other purposes. The timing and completion of the abovementioned proposed sale of the MTN Debentures is subject to customary closing terms and other risks and uncertainties. Accordingly, there can be no assurance that the proposed sale of the MTN Debentures will occur, or that it will occur at the expected time indicated in this news release.